  EXHIBIT 99.1

January 12, 2026

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

A Continuing Impact

As we closed out the final transactions on December 31, our Member Services Desk reported that the Federal Home Loan Bank of New York closed 2025 with an advances portfolio of $92.5 billion – the funding our members borrow from us to support their lending activities across our region.  Throughout 2025, reliable access to our liquidity has supported these local lenders as they make the loans that create new housing supply, support businesses small and large, and help households achieve the dream of homeownership.  The impact of the daily availability of our funding was seen across 2025, as it has been across the entire history of the Federal Home Loan Bank System.  As we begin 2026, we are well-positioned to continue this impact, in partnership with our members.

The Power of Partnership

The power of this partnership goes well beyond advances.  On December 22, we announced that the FHLBNY made more than $150 million available to support affordable housing and community development initiatives in 2025.  These record efforts include our flagship Affordable Housing Program and Homebuyer Dream Program®, both of which are funded through the 10 percent of our prior year’s earnings as required by statute, as well as a range of voluntary programs supporting homeownership, small business, infrastructure and community development efforts that we fund through an additional five percent of our income.  The success of each of these programs and products is driven through our partnership with our members, who join with us on each of these offerings to engage housing and community organizations to help get this funding flowing out to where it is needed most.

Our commitment to strengthening the communities we serve runs through our entire cooperative, and we take great pride in our role as a trusted partner for housing and development efforts across our region.

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The Full Strength of Our Balance Sheet

Last year, we brought the full strength of our balance sheet to bear in support of housing – an impact made clear in a December 18 announcement on our most recent New York City Housing Development Corporation (“HDC”) bond purchase.  This $225 million investment will help create, rehabilitate or preserve 6,320 units of affordable housing across a range of HDC programs.  It also follows a similar $150 million investment in HDC issuance we made earlier in the year in support of 2,250 homes.  Over the past 25 years, we have used our broad access to the capital markets to invest a total of $1.66 billion in HDC bonds, supporting 70,000 homes and helping to ensure the long-term stability and affordability of existing public and affordable housing throughout New York City.  This investment authority positions the FHLBNY to be a dedicated, longstanding partner for housing initiatives while also generating a return for our cooperative – driving the income that funds our grant programs.

The housing focus of our balance sheet is also reflected in our Mortgage Asset Program® (“MAP®”).  In 2025, we acquired a record $495 million in mortgage loans from our members, with this 42 percent increase from 2024 levels reflecting both the momentum of our MAP offering and our continued commitment to leveraging our balance sheet to support our members’ mortgage activities.

Reinforcing Our Role

Our foundational liquidity mission underpins all of this activity.  Executing on this mission drives our cooperative, building and strengthening our partnerships with our members, generating the income that funds our housing and community development programs, and deepening our connections to the communities we serve.

The Federal Home Loan Banks’ role as liquidity providers was recently reinforced by the U.S. Government Accountability Office (“GAO”) in its report, Federal Home Loan Banks: Role During financial Stress and Members’ Borrowing Trends and Outcomes.

In its report, the GAO analysis found the following:

•	“That the FHLBanks generally serve as a reliable and consistent source of funding for banks of all sizes throughout the financial cycle.”

•	FHLBank funding plays a key role in the health of our members, particularly smaller institutions with less than $10 billion in assets; and

•	FHLBank borrowing is associated with a lower risk of bank failure, indicating the stabilizing force of our liquidity.

As the report reflects, and as our members and market participants have long known, our role as reliable liquidity providers helps to foster a diverse and resilient ecosystem of local lenders across the country, creating opportunities for consumers and communities alike and strengthening our nation.

As we start the New Year, we remain dedicated to this foundational mission, committed to the communities we serve, and focused on continuing to partner with our members to support financial stability and economic growth across our region and beyond.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms.  The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.  These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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